EXHIBIT 99.2

May 26, 2009

Mr. Cary J. Corkin	Mr. Charles R. Valade
Chairman of the Board	President and CEO
CNB Financial Corp.	CNB Financial Corp.
c/o The Entwistle Company	33 Waldo Street
6 Bigelow Street	Worcester, MA 01613-0830
Hudson, MA 01749

Dear Messrs. Corkin and Valade:

I was most disappointed to learn that CNB Financial Corp. (CNB) has rejected our offer of $10.00 per share.  Your advisors must have concluded that our offer was superior to Berkshire's initial offer -- otherwise why would Berkshire raise its price? If that is the case, you were authorized under the terms of your agreement with Berkshire to hold discussions with us to further evaluate our offer and share confidential information with us so we could update our due diligence.

I continue to believe that the combination of CNB and United would produce an extraordinary banking franchise in Worcester that would be best for CNB's customers, its officers and staff, and its shareholders.  I have known and worked with the key CNB officers for years and because of my eighteen years working as a banker in Worcester I understand the market and know what will be required to build an even stronger franchise there in conjunction with those officers. We value the CNB team and culture which is why our deal metrics estimate lower cost saves. We want to save more of what you have built!

While we continue to believe that our initial proposal remains superior to the enhanced Berkshire proposal we hereby increase our offer to $10.25 per share in an effort to demonstrate to you and the entire CNB board that we fully appreciate all that CNB has accomplished and the value you represent to the community.

I believe it is important to address some of the issues raised in your May 21st press release outlining the reasons for your rejection of our initial offer.

The fourth paragraph of the release concludes that Berkshire common stock "offered greater long-term potential." I suppose this is a matter about which reasonable people could differ but neither the press release nor the recent and historical trading history of Berkshire's shares support that conclusion.  Rather than trying to analyze comparative performance data here, we could perhaps simply leave the matter to the professional analysts who follow the two stocks. A review of recent analyst research reports available at SNL.com indicates that United currently has two "Buy" ratings and one "Hold" rating while Berkshire has four "Hold" ratings. Moreover, any selling shareholder who continues to believe that he or she is better off holding Berkshire stock could simply take our higher offer and elect cash and buy Berkshire shares. They would end up with more Berkshire shares than they would through Berkshire's offer.

The fourth paragraph also criticizes United's offer because it is a fixed price offer as opposed to Berkshire's fixed exchange ratio offer. That is a strange position to take, however, since most selling shareholders prefer the certainty of a fixed price as opposed to a fixed exchange rate.  Our offer provides the certainty and flexibility to accept $10.25 per share in cash, shares of United common stock based on a fixed exchange ratio, or a combination of cash and United stock. Most sellers also prefer the flexibility afforded by the ability, within limits, to take cash or stock as dictated by individual preferences.

The fifth paragraph of the release states that United "participated in the process that resulted in the agreement with Berkshire and withdrew."  That is, at best, a misleading half truth.  In December 2008 we indicated interest at $13.50.  Following extensive due diligence and at a time of deteriorating values for almost all bank stocks amid rapidly worsening economic conditions we indicated at a February 13, 2009 meeting with Chairman Corkin and KBW advisor Hutchinson that we would have to revise our offer downward.  We were told in no uncertain terms, however, that unless we could close the deal at $12.75 or better there was "nothing to talk about."  At that point we thought it best to put the talks on hold and hope that CNB and its advisors would develop more realistic price expectations.  You can imagine our surprise, then, to learn, less than three months later, that CNB had entered into a deal valued at $8.50. Given the wide disparity between $8.50 and $12.75 it would  have been reasonable to expect that CNB's advisors, acting in the best interests of the shareholders, would have recommended that we be brought back to the table even if that meant waiting out whatever period of exclusivity might have been built into any preliminary agreement with Berkshire.

The fifth paragraph also mentions a "due diligence contingency."  We agreed with your legal advisor, however, that we could begin updating our due diligence almost immediately and be through in approximately two days.  We believe that the inconvenience of this modest time delay is minimal in comparison to a significantly higher price for the shareholders.  In addition, our $10.00 offer was derived by using a similar, presumably conservative, mark-to-market against the loan portfolio as announced by Berkshire in its original press release thereby minimizing the possibility of our needing to reduce the offer due to credit issues.

Finally, the sixth paragraph states that the "CNB board determined the transaction with Berkshire presented a greater likelihood of completion and successful integration."  Let's take those points one at a time.  No reason was given for the gratuitous "greater likelihood of completion" but our long history of discussions with CNB would indicate otherwise. We have given every indication of a desire to merge with CNB over a period of years, not months, depending only on reaching a reasonable deal structure and price.  Moreover, Berkshire faces the very high hurdle of obtaining a two thirds majority shareholder vote while those shareholders are well aware of our interest at a significantly higher price.  I trust you have been advised that that is where the real execution risk lies!

A greater integration risk is another gratuitous criticism.  No metrics were provided to measure the success of Berkshire's recent integrations in terms of customer retention, employee satisfaction, or anything else measurable. Berkshire's stock price certainly has not demonstrated that the integrations have driven shareholder value.  United certainly has the experience to successfully integrate CNB into its organization. In the first place, as mentioned above, our entire approach to this transaction has been driven by the value we see in CNB's franchise which we do not want to damage. The respect we have for CNB's people will ensure the best possible outcome for the greatest number of its employees. My eighteen years in Worcester and my knowledge of the community will help ensure that the resulting organization meets the community's needs.  My personal banking experience includes being part of at least three major integrations which gives me a good sense of what to do and what not to do. Several other members of our management team have been involved with acquisitions from both the buy and sell side. United's most recent integration of a wealth management firm headquartered in Northampton retained more than 90% of the customers.  Moreover, United's history is one of growth through acquisition and integration and the strength of our corporate culture is evident in the extremely low employee turnover ratio we have enjoyed in recent years.   In other words, I'll stack up our ability to successfully integrate another banking organization against anyone's!

The remaining terms of our letter dated May 12, 2009 remain in effect, except that this offer will expire at 12:00 noon on June 1, 2009.  We expressly reserve all available options that might be employed to fully communicate its comparative attractiveness.

In closing, we believe that our corporate culture is closely aligned with CNB's and that a combination with United would provide the best value to not only both companies' shareholders but also to employees, customers, and the communities which we serve.  We look forward to your favorable response.

Very truly yours,

Richard B. Collins
President and Chief Executive Officer